Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Bill Rader, (224) 948-5353

Investor Contact:

Clare Trachtman, (224) 948-3085

BAXTER APPOINTS DR. STEPHEN OESTERLE TO ITS BOARD

Industry Veteran Complements Current Board Expertise

DEERFIELD, Ill., February 8, 2017 – Baxter International Inc. (NYSE:BAX) today announced it has appointed Stephen (Steve) N. Oesterle, M.D., to its Board of Directors, bringing the total number serving the company to 12. Dr. Oesterle now also serves on Baxter’s Public Policy Committee.

“We are excited to welcome Steve to Baxter’s board,” said José (Joe) E. Almeida, chairman and chief executive officer. “His deep experience in leveraging technology to address global healthcare needs, coupled with his differentiated expertise as a former practicing physician, enhances our current board membership and supports our goals for patient-focused, innovation-driven growth.”

Dr. Oesterle is a consultant and provides advisory services to private equity and operating companies in the healthcare industry. He previously served as senior vice president, Medicine and Technology at Medtronic and as a member of Medtronic’s Executive Committee. He also held prior roles as associate professor of medicine and director of Invasive Cardiology Services at Harvard Medical School-affiliated Massachusetts General Hospital, Stanford University

BAXTER APPOINTS DR. STEPHEN OESTERLE TO ITS BOARD – Page 2

Medical Center and Georgetown University Medical Center. Dr. Oesterle received his bachelor’s degree, summa cum laude, from Harvard University; his medical degree, cum laude, from Yale University School of Medicine; and conducted his residency at Massachusetts General Hospital. He completed a post-doctoral fellowship in cardiology at Stanford University Medical Center.

Baxter provides a broad portfolio of essential renal and hospital products, including home, acute and in-center dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; biosurgery products and anesthetics; and pharmacy automation, software and services. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. Baxter’s employees worldwide are building upon the company’s rich heritage of medical breakthroughs to advance the next generation of healthcare innovations that enable patient care.

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